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                                                                    EXHIBIT 11.1

                        COMPUTATION OF NET LOSS PER SHARE
                    (in thousands, except per share amounts)


                                                                                 Three Months Ended
                                                                                     March 31
                                                                           ------------------------------
                                                                               2003              2002
                                                                           ------------      ------------

COMPUTATION OF BASIC NET LOSS PER SHARE:
   Net loss                                                                $    (24,921)     $     (9,122)
                                                                           ============      ============

   Weighted-average shares of common stock outstanding                           32,580            32,370
                                                                           ============      ============

   Basic net loss per share                                                $       (.76)     $       (.28)
                                                                           ============      ============

COMPUTATION OF DILUTED NET LOSS PER SHARE:
   Net loss                                                                $    (24,921)     $     (9,122)

Loss available to common stockholders assuming conversion of
  subsidiary's preferred stock                                             $    (24,921)     $     (9,122)
                                                                           ============      ============

Weighted-average number of shares of common stock and common stock equivalents outstanding-
     Weighted-average shares of common stock outstanding                         32,580            32,370
     Weighted-average number of common stock equivalents
       applicable to stock options, employee stock
       purchase plans and restricted stock                                           90               387
                                                                           ------------      ------------

Common stock and common stock equivalents                                        32,670            32,757
                                                                           ============      ============

Diluted net loss per common stock and common stock equivalents (a)         $       (.76)     $       (.28)
                                                                           ============      ============


         (a) This calculation is submitted in accordance with Item 601(b)(11) of Regulation S-K although it is not required by SFAS No. 128 because it is antidilutive.